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                     January 12, 2023

       John Gregg
       Co-Chief Executive Officer
       BlueRiver Acquisition Corp.
       250 West Nottingham Drive
       Suite 400
       San Antonio, TX 78209

                                                        Re: BlueRiver
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 30,
2022
                                                            File No. 001-39961

       Dear John Gregg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Daniel J. Espinoza,
Esq.